Exhibit 5

                      Letterhead of Bingham McCutchen LLP
                            Three Embarcadero Center
                         San Francisco, California 94111



                                                         Our File No. 20755-0005
September 13, 2002




UnionBanCal Corporation
400 California Street, Twelfth Floor
San Francisco, CA  94104

Attention:  Morris W. Hirsch, Esq.
            Senior Vice President and
            Deputy General Counsel

REGISTRATION STATEMENT ON FORM S-4 OF UNIONBANCAL CORPORATION FOR VALENCIA BANK & TRUST MERGER

Ladies and Gentlemen:


We have acted as counsel to UnionBanCal Corporation, a California corporation (the "Company"), in connection with the Registration Statement under the Securities Act of 1933, as amended (the "Act"), of shares (the "Shares") of the Company's Common Stock, no par value, pursuant to a Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission on or about the date of this opinion.

The Shares are to be issued in exchange for shares of Valencia Bank & Trust common stock pursuant to the Agreement and Plan of Merger, dated as of August 5, 2002, by and among the Company, Union Bank of California, N.A. and Valencia Bank & Trust (the "Merger Agreement").

As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly


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satisfied.  We have also assumed  that the Company  will  receive the  specified consideration for the Shares as set forth in the Merger Agreement.

This opinion is limited solely to the California  Corporations  Code, as applied
by  courts  located  in  California,   and  the  reported   judicial   decisions
interpreting the Code.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any further registration statement to be filed pursuant to Rule 462(b) under the Securities Act with respect to the Merger Agreement and the Shares, and to the reference to this firm under the heading "Legal Matters" in the joint proxy statement/prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP